Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated March 2, 2015, with respect to the consolidated balance sheet of Matador Resources Company and subsidiaries as of December 31, 2014, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows, for the year ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

Dallas, Texas

June 11, 2015